                                                                   EXHIBIT 10.18

                             EMPLOYMENT AGREEMENT


  THIS AGREEMENT is entered into effective the 17th day of March, 1997, between West Telemarketing Corporation a Delaware corporation ("Employer") and MICHAEL STURGEON ("Employee").

                                   RECITALS

  A. WHEREAS, Employer and Employee have agreed to certain terms and conditions of employment between the parties; and

  B. WHEREAS, the parties desire to enter into this Agreement to memorialize the terms and conditions of the employment relationship and any prior and existing employment agreement(s) between the parties.

  NOW THEREFORE, the parties agree as follows;

  1.  Employment.  Employer agrees to employ Employee in his capacity as
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EXECUTIVE VICE PRESIDENT - SALES AND MARKETING of Employer.  Employer may also
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direct Employee to perform such duties for West Telemarketing Corporation
Outbound and West Interactive Corporation and other entities which now are, or in the future may be, affiliated with Employer (the "Affiliates"), subject to the limitation that Employee's total time commitment shall be consistent with that normally expected of similarly situated executive level employees. Employee shall serve Employer and the Affiliates faithfully, diligently and to the best of his ability. Employee agrees during the term of this Agreement to devote his best efforts, attention, energy and skill to the performance of his employment and/or consulting duties and to furthering the interest of Employer and the Affiliates.

  2.  Term of Employment.   Employee's employment under this Agreement shall
      ------------------
commence effective the 17th day of March, 1997, and shall continue for a period of two years unless terminated or renewed under the provisions of Paragraph 6 below.

  (a) Unless terminated pursuant to paragraph 6(a), the term of employment shall be extended by one year at the end of each successive year so that at the beginning of each successive year the term of this Agreement will be two years.

  3.  Compensation.  Employer shall pay Employee as set forth in Exhibit A
      ------------
attached hereto and incorporated herein as is fully set forth in this paragraph. Employee may receive additional discretionary bonuses as determined by the Board of Directors of Employer in its sole discretion provided nothing contained herein shall be construed as a commitment by the corporation to declare or pay any such bonuses.

  4.  Benefits.  In addition to the compensation provided for in Paragraph 3
      --------
above, Employer will provide Employee with employment benefits commensurate to those received by other executive level employees of Employer during the term of this Agreement.

  5.  Other Activities.  Employee shall devote substantially all of his working
      ----------------
time and efforts during the Company's normal business hours to the business and affairs of the Company and to the duties and responsibilities assigned to him pursuant to this Agreement. Employee may devote a reasonable amount of his time to civic, community or charitable activities. Employee in all events shall be free to invest his assets in such manner as will not require any substantial services by Employee in the conduct of the businesses or affairs of the entities or in the management of the assets in which such investments are made.

  6.  Term and Termination.  The termination of this Agreement shall be
      --------------------
governed by the following:

  (a) The term of this Agreement shall be for the period set out in paragraph 2 unless earlier terminated in one of the following ways:

      (1) Death.  This Agreement shall immediately terminate upon the death of
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          Employee.

      (2) For Cause. The Employer, upon written notice to Employee, may
          ---------
          terminate the employment of Employee at any time for "cause." For purposes of this paragraph, "cause" shall be deemed to exist if, and only if, the CEO and COO of Employer, in good faith, determine that Employee has engaged, during the performance of his duties hereunder, in significant objective acts or omissions constituting dishonesty, willful misconduct or gross negligence relating to the business of Employer.

      (3) Without Cause. The Employer, upon written notice to Employee, may
          -------------
          terminate the employment of Employee at any time without cause.

      (4) Resignation. Employee, upon written notice to Employer, may resign
          -----------
          from the employment of Employer at any time.

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

  (b) Accrued Compensation on Termination. In the event of termination of the
      -----------------------------------
      Agreement, Employee shall be entitled to receive:

      (1)  salary earned prior to and including the date of termination;

      (2) any bonus earned as of the end of the month immediately preceding the date of termination; and

      (3) all benefits, if any, which have vested as of the date of termination.

  7.  Consulting.
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      (a)  In the event of termination of employment pursuant to paragraph
           6(a)(3) or 6(a)(4) above, Employer and Employee agree that Employee shall, for a minimum period of twenty-four (24) months from the date of termination serve as a consultant to Employer.

      (b) In the event of termination pursuant to paragraph 6(a)(2), Employer and Employee agree that Employer may, at its sole option, elect to retain the services of Employee as a consultant for a period of twenty-four (24) months from the date of termination and that Employee will serve as a consultant to Employer if Employer so elects.

      (c) During any period of consulting, Employee shall be acting as an independent contractor. As part of the consulting services, Employee agrees to provide certain services to Employer, including, but not limited to, the following:

           (1) oral and written information with reference to continuing programs and new programs which were developed or under development under the supervision of Employee;

           (2) meeting with officers and managers of Employer to discuss and review programs and to make recommendations;

           (3) analysis, opinion and information regarding the effectiveness and public acceptance of their programs.

      (d) During the consulting period, Employee shall continue to receive, as compensation for his consulting, the annualized salary set forth in Exhibit A. No bonus of any kind will be paid during any period of consulting.

      (e) Employee hereby agrees that during any period of consulting, he will devote his full attention, energy and skill to the performance of his duties and to furthering the interest of Employer and the affiliates, which shall include, and Employee acknowledges, a fiduciary duty and obligation to Employer. Employee acknowledges that this prohibition includes, but is not necessarily limited to, a preclusion from any other employment or consulting by Employee during the consulting period except pursuant to paragraph 7(f) hereafter.

      (f) During the term of this Agreement, including any period of consulting, Employee shall not, singly, jointly, or as a member, employer or agent of any partnership, or as an officer, agent, employee, director, stockholder or investor of any other corporation or entity, or in any other capacity, engage in any business endeavors of any kind or nature whatsoever, other than those of Employer or its Affiliates without the express written consent of Employer, provided, however, that Employee may own stock in a publicly traded corporation. Employee agrees that Employer may in its sole discretion give or withhold its consent and understands that Employer's consent will not be unreasonably withheld if the following conditions are met:

           (1) Employee's intended employment will not interfere in Employer's opinion with Employee's duties and obligations as a consultant, including the fiduciary duty assumed hereunder; and

           (2) Employee's intended employment or activity would not, in the opinion of Employer, place Employee in a situation where confidential information of Employer or its Affiliates known to Employee may benefit Employee's new employer; and

           (3) Employee's new employment will not, in Employer's opinion, result, directly or indirectly, in competition with Employer or its Affiliates, then or in the future.


      (g) Notwithstanding any provisions in this Agreement to the contrary, the provisions of paragraph 7 shall survive the termination of this Agreement.

      (h) Employer shall reimburse Employee for all reasonable expenses incurred by Employee in furtherance of his consulting duties pursuant to this Agreement provided the expenses are pre-approved by Employer.

      (i) Benefits During Consulting Period. Employee and his dependents shall be entitled to continue their participation in all benefit plans in effect on the date of Employee's termination from employment during the period of consulting, under the same terms and conditions and at the same net cost to Employee as when employed by Employer unless Employee accepts new employment during the consulting term in accordance with paragraph 7 above, in which event all benefits will cease, at Employer's option, when the new employment is accepted by Employee.

  8.  Confidential Information. In the course of Employee's employment, Employee
      ------------------------
will be provided with certain information, technical data and know-how regarding the business of Employer and its Affiliates and their products, all of which is confidential (hereinafter referred to as "Confidential Information"). Employee agrees to receive, hold and treat all confidential information received from Employer and its Affiliates as confidential and secret and agrees to protect the secrecy of said Confidential Information. Employee agrees that the Confidential Information will be disclosed only to those persons who are required to have such knowledge in connection with their work for Employer and that such Confidential Information will not be disclosed to others without the prior written consent of the Employer. The provisions hereof shall not be applicable to: (a) information which at the time of disclosure to Employee is a matter of public knowledge; or (b) information which, after disclosure to Employee, becomes public knowledge other than through a breach of this Agreement. Unless the Confidential Information shall be of the type herein before set forth, Employee shall not use such Confidential Information for his own benefit or for a third party's or parties' benefit at any time. Upon termination of employment, Employee will return all books, records and other materials provided to or acquired by Employee during the course of employment which relate in any way to Employer or its business. The obligations imposed upon Employee by this paragraph shall survive the expiration or termination of this Agreement.

  9.  Covenant Not to Compete.  Notwithstanding any other provision of this
      -----------------------
Agreement to the contrary, Employee covenants and agrees that for the period of two (2) years following termination of his employment with Employer for any reason he will not:

  (a) directly or indirectly, for himself, or as agent of, or on behalf of, or in connection with, any person, firm, association or corporation, engage in any business competing directly for the customers, prospective customers or accounts of the Employer or any of its Affiliates with whom Employee had contact or about whom Employee learned during the course of his employment with Employer and during the one (1) year immediately preceding the end of his employment.

  (b) induce or attempt to induce any person employed by Employer or any of its Affiliates, in any capacity, at the time of the termination of Employee's

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

      service with Employer, to leave his employment, agency directorship or office with Employer or the Affiliate.

  c) induce or attempt to induce any customer of Employer or any of its Affiliates to terminate or change in any way its business relationship with Employer or the Affiliate.

  Employee agrees the knowledge and information gained by him in the performance of his duties would be valuable to those who are now, or might become, competitors of the Employer or its Affiliates and that the business of Employer and its Affiliates by its nature, covers at least the entire United States of America and Canada. In the event these covenants not to compete are held, in any respect, to be an unreasonable restriction upon the Employee, the Court so holding may reduce the territory, or time, to which it pertains or otherwise reasonably modify the covenant to the extent necessary to render this covenant enforceable by said Court for the reasonable protection of Employer and its Affiliates. The obligations imposed upon Employee by this paragraph are severable from, and shall survive the expiration or termination of, this Agreement.

  10. Developments.
      ------------

  (a) Employee will make full and prompt disclosure to Employer of all inventions, improvements, discoveries, methods, developments, software and works of authorship, whether patentable or not, which are created, made, conceived, reduced to practice by Employee or under his direction or jointly with others during his employment by Employer, whether or not during normal working hours or on the premises of Employer which relate to the business of Employer as conducted from time to time (all of which are collectively referred to in this Agreement as "Developments").

  (b) Employee agrees to assign, and does hereby assign, to Employer (or any person or entity designated by Employer) all of his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.

  (c) Employee agrees to cooperate fully with Employer, both during and after his employment with Employer, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment or priority rights, and powers of attorney, which Employer may deem necessary or desirable in order to protect its rights and interest in any Developments.

  11. Injunction and Other Relief.  Both parties hereto recognize that the
      ---------------------------
services to be rendered under this Agreement by Employee are special, unique and of extraordinary character, and that in the event of the breach of Employee of the terms and conditions of this Agreement to be performed by him, or in the event Employee performs services for any person, firm or corporation engaged in the competing line of business with Employer as provided in Paragraph 9, or if Employee shall breach the provisions of this Agreement with respect to Confidential Information or consulting services, then Employer shall be entitled, if it so elects, in addition to all other remedies available to it under this Agreement or at law or in equity to affirmative injunctive relief.

  12. Severability. In the event that any of the provisions of this Agreement
      ------------
shall be held invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of this Agreement and same shall be construed as if such invalid or unenforceable provisions had never been a part hereof. In the event any court would invalidate or fail to enforce any provision of Paragraph 7 and or Paragraph 9 of this Agreement, Employee shall return any sums paid to Employee by Employer pursuant to the consulting provision in paragraph 7 hereof.

  13. Governing Law. This Agreement shall be governed by the laws of the State
      -------------
of Nebraska.

  14. Entire Agreement. This Agreement constitutes the entire agreement between
      ----------------
the parties respecting the employment of Employee by Employer and supersedes all prior understandings, arrangements and agreements, whether oral or written, including without limitation, any existing employment agreement, and may not be amended except by a writing signed by the parties hereto.

  15. Notice. Notices to Employer under this Agreement shall be in writing and
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sent by registered mail, return receipt requested, at the following address:

      President - West Telemarketing Corporation
      9910 Maple Street
      Omaha, Nebraska 68134

  16. Miscellaneous.  Employee acknowledges that:
      -------------

  (a) He has consulted with or had an opportunity to consult with an attorney of Employee's choosing regarding this Agreement.

  (b) He will receive substantial and adequate consideration for his obligations under this Agreement.

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

  (c) He believes the obligations, terms and conditions hereof are reasonable and necessary for the protectable interests of Employer and are enforceable.

  (d)  This Agreement contains restrictions on his post-employment activities.

  IN WITNESS WHEREOF, Employer has, by its appropriate officers, executed this Agreement and Employee has executed this Agreement as of the day and year first above written.


                   WEST TELEMARKETING CORPORATION,
                   Employer

                   By:/s/ Thomas B. Barker
                      -------------------------------
                   Its: President
                       ------------------------------


                   /s/ Michael M. Sturgeon
                   ----------------------------------
                   Michael M. Sturgeon,    Employee
                   ----------------------------------

================================================================================

                         WEST TELESERVICES CORPORATION
                            INTEROFFICE MEMORANDUM

================================================================================

TO:       MIKE STURGEON

FROM:     TOM BARKER

SUBJECT:  1999 COMPENSATION PLAN - EXHIBIT A

DATE:     03/24/99

________________________________________________________________________________

Your Compensation Plan for 1999 while you are employed as Executive Vice President - Sales and Marketing for West TeleServices Corporation is outlined below:

1. Your base salary will be $190,000. Should you elect to voluntarily terminate your employment you will be compensated for your services through the date of your actual termination, per your Employment Agreement.

2. You will be eligible to receive a monthly performance bonus based on 1999 revenue, net of Quintel, Psychic Readers Network, Access Resources and other affiliated companies revenue, compared to 1998 revenue less Quintel, Psychic Readers Network, Access Resources and other affiliated companies minus bonus paid year-to-date for the respective calendar year. This monthly bonus will be calculated by multiplying year-to-date qualifying revenue growth times the incentive factors indicated below. A negative calculation at the end of any given month will result in a loss carry forward to be applied to the next monthly bonus calculation. All bonuses will be paid within 30 days of the end of the month.

               1998 REVENUE GROWTH      COMPENSATION RATE FACTOR
               -------------------      ------------------------

                0 - $100 Million                  .002

                $100 Million +                    .004

3. You will be eligible to receive a one-time bonus of $50,000.00 if WTSC consolidated revenue for 1999 is at least $570 million. Revenue derived from acquisitions or marketing services related programs will not be considered when calculating revenue for this bonus. If earned, this bonus will be paid within 30 days after 12/31/99 financials are prepared, but no later than 02/26/99.